EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

          We consent to the use in this Amendment No. 2 to Registration Statement No. 333-73174 of Alliant Techsystems Inc. of our report dated May 9, 2001 (August 6, 2001, as to the second to last paragraph of Note 18 and Note 19) (November 12, 2001, as to Note 17, the first and last paragraphs of Note 18, and as to the effects of the stock split described in Note 1), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus.

DELOITTE & TOUCHE LLP

Minneapolis, MN
December 3, 2001